Exhibit 99(b)

          FOR:      THE CHERRY CORPORATION  (NASDAQ-CHER)
          RELEASE:  IMMEDIATE

          CONTACT:  Leigh Ann Dissser             or   Dan King
                    Public Communications Inc.         The Cherry Corporation
                    (312)  558-1770                    (708) 360-3541


          THE  CHERRY CORPORATION  FILES REGISTRATION STATEMENT  FOR PUBLIC
                      OFFERING OF NONVOTING CLASS A COMMON STOCK


          WAUKEGAN, IL (July 12, 1994) -- The Cherry Corporation today announced it has filed a registration statement with the Securities and Exchange Commission for a public offering by the Corporation of 2.5 million shares of nonvoting Class A Common Stock.

          Donaldson, Lufkin & Jenrette Securities Corporation and Cleary Gull Reiland & McDevitt Inc. will manage the offering.

          The Corporation has granted the underwriters an option for 30 days to purchase up to an additional 375,000 shares solely to cover over-allotments.

          A preliminary prospectus relating to the securities may be obtained from the U.S. offices of either Donaldson, Lufkin & Jenrette Securities Corporation, 140 Broadway, New York, New York 10005 or Cleary Gull Reiland & McDevitt Inc., 100 E. Wisconsin Avenue, Suite 2700, Milwaukee, Wisconsin 53202.

          The  Cherry  Corporation   manufactures  proprietary  and  custom
          electrical switches, electronic keyboards and displays, and semiconductors.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute either an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.